Exhibit 32.1
CERTIFICATION
Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Talbott Roche, Chief Executive Officer of Blackhawk Network Holdings, Inc. (the “Company”), and Jerry Ulrich, Chief Financial Officer of the Company, each hereby certifies that, to the best of her or his knowledge:

1.
The Company’s Quarterly Report on Form 10-Q for the period ended September 9, 2017, to which this Certification is attached as Exhibit 32.1 (this “Quarterly Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.	The information contained in this Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In Witness Whereof, the undersigned have set their hands hereto as of October 17, 2017.

/s/ Talbott Roche	/s/ Jerry Ulrich
Talbott Roche	Jerry Ulrich
President and Chief Executive Officer	Chief Financial Officer and Chief Administrative Officer
(Principal Executive Officer)	(Principal Financial Officer)
This certification accompanies this Quarterly Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of this Quarterly Report), irrespective of any general incorporation language contained in such filing.